CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-168727 on Form N-1A of our report dated December 21, 2023, relating to the financial statements and financial highlights of First Trust/Confluence Small Cap Value Fund, First Trust Preferred Securities and Income Fund, First Trust Short Duration High Income Fund, and First Trust Managed Municipal Fund, each a series of First Trust Series Fund, appearing in the Annual Reports on Form N-CSR of First Trust Series Fund for the year ended October 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Proxy Voting Policies and Procedures,” “Miscellaneous Information,” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 28, 2024